Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of F.N.B. Corporation on Form S-8 of our report dated June 17, 2009 on the financial statements of the F.N.B. Corporation Progress Savings 401(k) Plan appearing in the Form 11-K of the F.N.B. Corporation Progress Savings 401(k) Plan for the year ended December 31, 2008.

/s/ Crowe Horwath LLP
South Bend, Indiana
October 2, 2009